 Exhibit (a)(1)(E)
Letter to Clients with respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the Associated Preferred Stock Purchase Rights)
of
GENCO SHIPPING & TRADING LIMITED
at
$23.50 Net Per Share (including the Associated Preferred Stock Purchase Right)
by
4 DRAGON MERGER SUB INC.
a direct wholly-owned subsidiary
of
DIANA SHIPPING INC.,
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 2, 2026, UNLESS THE OFFER IS EXTENDED.
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated May 4, 2026 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal that accompanies the Offer to Purchase (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”) in connection with the offer by 4 Dragon Merger Sub Inc., a corporation organized under the laws of the Marshall Islands (the “Purchaser”) and a direct wholly-owned subsidiary of Diana Shipping Inc., a corporation organized under the laws of the Marshall Islands (together with its subsidiaries, “Diana”), to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the “Common Shares”), of Genco Shipping & Trading Limited, a corporation organized under the laws of the Marshall Islands (“Genco”) (including the associated preferred stock purchase rights (the “Rights”, and together with the Common Shares, the “Shares”) issued pursuant to the Shareholder Rights Agreement, dated October 1, 2025 (as amended by that First Amendment, dated November 10, 2025, and as it may be further amended or supplemented from time to time, the “Rights Agreement”), by and between Genco and Computershare Inc., as Rights Agent), other than Shares held in treasury by Genco, at $23.50 per Share (the “Offer Price”), net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is a form and is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
Your attention is directed to the following:
1.
The Offer Price for the Offer is $23.50, net to you in cash, without interest and less any required withholding taxes.

2.
The Offer is being made for all issued and outstanding Shares (including the Associated Preferred Stock Purchase Rights).

3.
The Offer and withdrawal rights expire at 5:00 P.M., New York City time, on June 2, 2026, unless extended (as extended, the “Expiration Date”).

4.
Consummation of the Offer is conditioned, among other things, upon the following conditions: (i) Genco shall have entered into a definitive merger agreement with Diana and the Purchaser substantially in the form of the merger agreement attached to the Offer to Purchase as Annex A (the

“Diana/Genco Merger Agreement”), with (A) changes required to reflect a Top-Up Option (as described in the Offer to Purchase), (B) changes required to reflect completion of the Offer followed by a second-step merger under Section 96 of the Marshall Islands Business Corporations Act, (C) disclosure schedules provided by Genco that are reasonably acceptable to us, and (D) any other changes mutually agreed between Diana and Genco (the foregoing, the “Merger Agreement Condition”); (ii) Genco shareholders shall have validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that, together with the Shares already owned by Diana, constitutes at least a majority of the then-outstanding Shares on a fully diluted basis (which includes all Shares issuable upon the exercise, conversion, exchange or settlement of any options, rights, awards or securities that are exercisable for, settled in or convertible into Shares then outstanding regardless of whether or not then vested, convertible or exercisable); (iii) either (A) the Rights Agreement shall have been validly terminated and all of the Rights shall have been redeemed or (B) the Rights Agreement shall have been otherwise made inapplicable to the Offer, the transactions contemplated by the Diana/Genco Merger Agreement (including the second-step merger), and Diana and its affiliates (the foregoing, the “Poison Pill Removal Condition”); (iv) the Board of Directors of Genco (the “Genco Board”) shall have validly approved the Diana/Genco Merger Agreement and the transactions contemplated by the Diana/Genco Merger Agreement (including the second-step merger) for purposes of Article M of Genco’s Amended and Restated Articles of Incorporation (as amended and in effect, the “Genco Articles of Incorporation”), such that Article M of the Genco Articles of Incorporation would not prohibit, restrict, or apply to the Diana/Genco Merger Agreement or the transactions contemplated by the Diana/Genco Merger Agreement (including the second-step merger) (the foregoing, the “Affiliate Transaction Condition”); (v) any applicable mandatory waiting period, clearance or affirmative approval of any governmental body, agency or authority required to consummate the Offer and the second-step merger shall have expired or been obtained; (vi) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of making the Offer or the second-step merger illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the second-step merger; (vii) there shall not have occurred any event, circumstance, change, development or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the section of the Offer to Purchase entitled “The Offer — Section 14 — Conditions of the Offer”); and (viii) Genco shall not have taken any action or actions that would have constituted a breach in any material respect of the interim operating provisions set forth in Section 6.1 of the Diana/Genco Merger Agreement as if such agreement had been entered into as of the date of the Offer.
5.
THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION.   The proposed Diana/Genco Merger Agreement also contains other closing conditions to the Offer. Please see the sections of the Offer to Purchase entitled “The Offer — Section 14 — Conditions of the Offer”, “The Offer — Section 11 — Background of the Offer; Other Transactions with Genco” and “The Offer — Section 12 — Purpose of the Offer and the Merger; Plans for Genco; Statutory Requirements; Approval of the Merger.” SATISFACTION OF EACH OF THE MERGER AGREEMENT CONDITION, THE POISON PILL REMOVAL CONDITION, AND THE AFFILIATE TRANSACTION CONDITION IS SOLELY WITHIN THE CONTROL OF GENCO AND THE MEMBERS OF THE GENCO BOARD.

6.
Any transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.
Your prompt action is requested. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which making of the Offer or the acceptance of the Shares pursuant thereto would not be in compliance with applicable law, Purchaser will make a good-faith effort to comply with any such law. If, after a good-faith effort, Purchaser cannot comply with any such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in that jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”) of: (i) certificates representing the Common Shares (or a confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the section of the Offer to Purchase entitled “The Offer — Section 3 — Procedure for Tendering Shares; Book-Entry Transfer”)) and, if certificates have been issued in respect of Rights prior to the Expiration Date, certificates representing the associated Rights; (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent’s Message (as defined in the section of the Offer to Purchase entitled “The Offer — Section 3 — Procedures for Tendering Shares; Book-Entry Transfer”) in lieu of a Letter of Transmittal; and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see the section of the Offer to Purchase entitled “The Offer — Section 3 — Procedure for Tendering Shares.” Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares or other required documents occurs at different times.

Instruction Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the Associated Preferred Stock Purchase Rights)
of
GENCO SHIPPING & TRADING LIMITED
at
$23.50 Net Per Share (including the Associated Preferred Stock Purchase Right)
by
4 DRAGON MERGER SUB INC.
a direct wholly-owned subsidiary
of
DIANA SHIPPING INC.,
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 4, 2026 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal that accompanies the Offer to Purchase (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”), in connection with the offer by 4 Dragon Merger Sub Inc., a corporation organized under the laws of the Marshall Islands (the “Purchaser”) and a direct wholly-owned subsidiary of Diana Shipping Inc., a corporation organized under the laws of the Marshall Islands (together with its subsidiaries, “Diana”), to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the “Common Shares”), of Genco Shipping & Trading Limited, a corporation organized under the laws of the Marshall Islands (“Genco”) (including the associated preferred stock purchase rights (the “Rights”, and together with the Common Shares, the “Shares”) issued pursuant to the Shareholder Rights Agreement, dated October 1, 2025 (as amended by that First Amendment, dated November 10, 2025, and as it may be further amended or supplemented from time to time), by and between Genco and Computershare Inc., as Rights Agent), other than Shares held in treasury by Genco, at $23.50, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions described in the Offer to Purchase and the related Letter of Transmittal.
The undersigned hereby instruct(s) you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
The undersigned understand(s) and acknowledge(s) that all questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares and of the surrender of any certificate representing Common Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date, certificates representing the associated Rights, submitted on its behalf to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will be determined by the Purchaser and/or its affiliates (which may delegate power in whole or in part to the Depositary) in its and/or their sole discretion, which determination will be final and binding on all parties, subject to the rights of tendering shareholders of Genco to challenge such determination with respect to their Shares in a court of competent jurisdiction. In addition, the undersigned understands and acknowledges that:
1.   Purchaser reserves the absolute right to (i) reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in Purchaser’s opinion, be unlawful and (ii) waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of any other shareholder.
2.   No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to Purchaser’s satisfaction.
3.   None of Purchaser, Diana or any of their respective affiliates or assigns, the Depositary, Okapi Partners LLC, in its capacity as information agent for the Offer, DNB Carnegie, Inc., in its capacity as the dealer manager for the Offer, or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Dated:	, 2026
Number of Shares to be Tendered:	Shares*
Account Number:
Capacity**:
Signature(s)
Name(s)
Address(es)
(Zip Code)
Area Code and Telephone Number
Taxpayer Identification or Social Security Number(s)

*
Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

**
Please provide if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity.